Securities and Exchange Commission

                             Washington, D.C. 20549
                           - - - - - - - - - - - - - -

                                    Form 8-K

                                 Current Report
                       Pursuant to Section 13 OR 15(d) of
                       The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): January 8, 2002

                              TAG-IT PACIFIC, INC.
               (exact name of registrant as specified in charter)

         Delaware                    1-12669                 95-4654481
        (state of                 (Commission              (IRS Employer
      Incorporation)              File Number)           Identification no.)

                       21900 Burbank Boulevard, Suite 270
                        Woodland Hills, California 91367
                    (Address of principal executive offices)

                                  818-444-4100
                         (Registrant's telephone number)


ITEM 5.  OTHER EVENTS

        In a series of sales on December 28, 2001, January 7, 2002 and January 8, 2002, we entered into Stock and Warrant Purchase Agreements with three private investors, including Mark Dyne, the chairman of our board of directors. Pursuant to the Stock and Warrant Purchase Agreements, we issued an aggregate of 516,665 shares of our common stock at price per share of $3.00 for aggregate proceeds of $1,549,995. The Stock and Warrant Purchase Agreements also include a commitment by one of the two non-related investors to purchase an additional 400,000 shares of our common stock at a price per share of $3.00 at a second closing (subject of certain conditions) on or prior to October 1, 2002 for additional proceeds of $1,200,000. Pursuant to the Stock and Warrant purchase agreements, 258,332 warrants to purchase common stock were issued at the first closing of the transactions and 200,000 warrants are to be issued at the second closing. The warrants are exercisable immediately after closing, one half of the warrants at 110% and the second half at an exercise price of 120% of the market value of our common stock on the date of closing. The exercise price for the warrants shall be adjusted upward by 25% of the amount, if any, that the market price of our common stock on the exercise date exceeds the initial exercise price (as adjusted) up to a maximum exercise price of $5.25. The warrants have a term of four

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years. The shares contain restrictions related to the sale or transfer of the shares, registration and voting rights.

        A form of the Stock and Warrant Purchase Agreement, form of Warrant to Purchase Common Stock, form of Stockholders Agreements and form of Investor Rights Agreement which were entered into by us and each of the investors on December 28, 2001, January 7, 2002 and January 8, 2002, are attached as Exhibit 99.1, Exhibit 99.2, Exhibit 99.3, and Exhibit 99.4, respectively, to this Form 8-K. Exhibits 99.1, 99.2, 99.3 and 99.4 are incorporated herein by this reference.


                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

January 23, 2002                           Tag-It Pacific, Inc.


                                           By:           /S/RONDA SALLMEN
                                                  -----------------------------
                                                    Ronda Sallmen
                                                  Chief Financial Officer

                                  EXHIBIT LIST

        Exhibit 99.1   Form of Stock and Warrant Purchase Agreement.

        Exhibit 99.2   Form of Warrant to Purchase Common Stock Agreements.

        Exhibit 99.3   Form of Stockholders Agreement.

        Exhibit 99.4   Form of Investor Rights Agreement